ARTICLES OF INCORPORATION
                             (State of Nevada)

                                 Article I
The name of this corporation shall be and is CopSil Corporation.

                                Article II
The address of Norman C. Barrett, Registered Agent, 3036 Yankee Clipper Drive, Las Vegas, Nevada 89117

                                Article III
The purpose and objects of this corporation shall be to engage in any lawful activity for which corporation may be formed under the above referred to laws.

                                Article IV
The aggregate number of shares which the corporation shall have authority to issue is 20,000 shares of common stock at $1.00 per share par value.

                                 Article V
The governing board of this corporation shall be directors. The original number of directors of this corporation shall be one (1) with the provision to increase the number of directors to six (6). The first Director of this corporation is:

Norman C Barrett
3036 Yankee Clipper Drive
Las Vegas, Nevada 89117

                                Article VI
The capital stock of this corporation has a par value of $1.00 per share and is fully paid and is non-assessable.

                                Article VII
The name of the incorporator of this corporation is:

Norman C Barrett
3036 Yankee Clipper Drive
Las Vegas, Nevada 89117

                               Article VIII

The corporation shall have perpetual existence.

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STATE OF NEVADA

COUNTY OF CLARK

     Be it known that on this 13th day of April, 1994.

     BEFORE ME, a Notary Public, in and for the County of Clark, State of Nevada, personally appeared the subscriber hereto, of the full age of majority, who declared to me, Notary, in the presence of the undersigned competent witnesses that availing himself of the provisions of the Nevada Business Corporation Law, he does hereby form a corporation under and in accordance with the foregoing Articles of Incorporation.

     THUS DONE AND SIGNED, in triplicate original, after due reading of the whole.

                              Incorporator
                              /s/ Norman C Barrett

                              Notary
                              /s/ Brenda J. Meehan